Exhibit (8)

PRICING AGREEMENT

Dated as of

November 17, 2020

Barclays Bank PLC

BofA Securities Europe SA

Goldman Sachs Bank Europe SE

(as Representatives of the several Underwriters

named in Schedule I hereto)

c/o         Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10

60329 Frankfurt am Main

Germany

Dear Sirs:

US$ 3,000,000,000 1.250% Global Notes due 2026

The Republic of Italy (“Italy”) proposes, subject to the terms and conditions stated herein and in the Form Underwriting Agreement, filed as Exhibit B to the Registration Statement under Schedule B (333-234057) and incorporated by reference in the Registration Statement under Schedule B (333-249472) (the “Underwriting Agreement”), between Italy on the one hand and the parties thereto on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Subject to the amendments to the Underwriting Agreement set forth below, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of November 17, 2020, in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to Barclays Bank PLC, BofA Securities Europe SA and Goldman Sachs Bank Europe SE.

The offering of the Designated Securities will be jointly lead-managed by Barclays Bank PLC, BofA Securities Europe SA and Goldman Sachs Bank Europe SE. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the addresses of the Representatives are set forth on Schedule II thereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

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Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Italy agrees to issue and sell to each of the Underwriters, and the Underwriters agree, jointly and severally, to purchase from Italy, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriters in Schedule I hereto. The Underwriters agree to comply with the selling restrictions contained in Schedule II hereto.

The Underwriters and Italy hereby confirm that the only information the Underwriters have furnished to Italy expressly for use in the Prospectus, as amended, and the Free Writing Prospectus is as follows: (i) the list of entities to be specified as underwriters and their legal names set forth under “Underwriting” in the Free Writing Prospectus, and (ii) list of entities to be specified as underwriters, their legal names and corresponding principal amounts of notes set forth in the table of underwriters under “Underwriting” in the Prospectus, as amended.

In connection with this issue of Designated Securities, Goldman Sachs Bank Europe SE (the “Stabilizing Manager”) (or any duly appointed person acting for the Stabilizing Manager) may over-allot Designated Securities or effect transactions with a view to supporting the market price of the Designated Securities at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on the Stabilizing Manager (or any agent of the Stabilizing Manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilizing shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that Italy has not authorized the creation and issue of Designated Securities in excess of $3,000,000,000 in aggregate principal amount. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of any Stabilizing Manager) in accordance with all applicable laws and rules.

Solely for the purposes of the requirements of Article 9(8) of the MiFID product governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, (i) Barclays Bank PLC, BofA Securities Europe SA and Goldman Sachs Bank Europe SE (the “Manufacturers”) acknowledge that they understand the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Designated Securities and the related information set out in the Prospectus, as amended, in connection with the Designated Securities; and (b) Italy and the other Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Designated Securities by the Manufacturers and the related information set out in the Prospectus, as amended, in connection with the Designated Securities.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and Italy. This letter may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which taken together constitute one and the same instrument. Transmission by telecopy of an executed counterpart of this letter will constitute due and sufficient delivery of such counterpart. It is understood that your acceptance of this letter is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to Italy for examination upon request.

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Very truly yours,

REPUBLIC OF ITALY

By:	/s/ Davide Iacovoni
Name: Davide Iacovoni
Director General – Treasury Department – Direction II
Ministry of Economy and Finance

Accepted as of the date hereof.

Barclays Bank PLC

By:	/s/ Lynda Fleming
Name: Lynda Fleming
Authorised Signatory

BofA Securities Europe SA

By:	/s/ Adrien De Naurois
Name: Adrien De Naurois
Authorised Signatory

Goldman Sachs Bank Europe SE

By:	/s/ Jens Hofmann	By:	/s/ Florian P. Meyer
Name: Jens Hofmann		Name: Florian P. Meyer
Authorised Signatory		Authorised Signatory

Accepted as of the date hereof.

BNP Paribas

By:	/s/ Hugh Pryse-Davies	By:	/s/ Benedict Foster
Name: Hugh Pryse-Davies		Name: Benedict Foster
Authorised Signatory		Authorised Signatory

Citigroup Global Markets Limited

By:	/s/ Simi Alabi
Name: Simi Alabi
Delegated Signatory

Crédit Agricole Corporate and Investment Bank

By:	/s/ Gabriele Sacerdote	By:	/s/ Maurizio Gozzi
Name: Gabriele Sacerdote		Name: Maurizio Gozzi
Authorised Signatory		Authorised Signatory

Deutsche Bank Aktiengesellschaft

By:	/s/ Dr. Mark Oulds	By:	/s/ Richard Bauer
Name: Dr. Mark Oulds		Name: Richard Bauer
Authorised Signatory		Authorised Signatory

HSBC Bank plc

By:	/s/ Karl Allen
Name: Karl Allen
Authorised Signatory

Intesa Sanpaolo S.p.A.

By:	/s/ Pantaleo Cucinotta	By:	/s/ Stefano Inguscio
Name: Pantaleo Cucinotta		Name: Stefano Inguscio
Authorised Signatory		Authorised Signatory

J.P. Morgan Securities plc

By:	/s/ Andrea Colombo
Name: Andrea Colombo
Authorised Signatory

Morgan Stanley & Co. International plc

By:	/s/ Gordon Charlton
Name: Gordon Charlton
Authorised Signatory

MPS Capital Services Banca per le Imprese S.p.A.

By:	/s/ Gabriele Melgrati
Name: Gabriele Melgrati
Authorised Signatory

NatWest Markets plc

By:	/s/ Jacqueline Wygas
Name: Jacqueline Wygas
Authorised Signatory

Nomura International plc

By:	/s/ Morven Jones
Name: Morven Jones
Authorised Signatory

Société Générale

By:	/s/ Michele Cortese
Name: Michele Cortese
Authorised Signatory

Unicredit S.p.A.

By:	/s/ Luca Falco	By:	/s/ Pietro Bianculli
Name: Luca Falco		Name: Pietro Bianculli
Authorised Signatory		Authorised Signatory

SCHEDULE I

	Principal Amount
	of Designated Securities
Underwriter	to be Purchased
Barclays Bank PLC	US$	935,000,000
BofA Securities Europe SA	US$	935,000,000
Goldman Sachs Bank Europe SE	US$	935,000,000
BNP Paribas	US$	15,000,000
Citigroup Global Markets Limited	US$	15,000,000
Crédit Agricole Corporate Investment Bank	US$	15,000,000
Deutsche Bank Aktiengesellschaft	US$	15,000,000
HSBC Bank plc	US$	15,000,000
Intesa Sanpaolo S.p.A.	US$	15,000,000
J.P. Morgan Securities plc	US$	15,000,000
Morgan Stanley & Co. International plc	US$	15,000,000
MPS Capital Services Banca per le Imprese S.p.A.	US$	15,000,000
NatWest Markets plc	US$	15,000,000
Nomura International plc	US$	15,000,000
Société Générale	US$	15,000,000
UniCredit S.p.A.	US$	15,000,000

Total	US$	3,000,000,000

I -1

SCHEDULE II

Title of Designated Securities:

US$ 3,000,000,000 1.250% Global Notes due 2026 (the "Securities").

Aggregate principal amount:

US$ 3,000,000,000

Price to Public:

99.638% of the principal amount of the Securities.

Purchase Price by Underwriters:

99.513% of the principal amount of the Securities.

Underwriting commission:

0.125% of the principal amount of the Securities.

Specified funds for payment of purchase price:

Book-entry transfer in immediately available funds.

Fiscal Agency Agreement:

Fiscal Agency Agreement, dated as of January 29, 2013, between Italy and Citibank, N.A., as Fiscal Agent.

Maturity Date:

February 17, 2026, at par.

Interest Rate:

The Securities will bear interest at the rate of 1.250% per annum payable semi-annually in arrears. There will be a short first coupon in respect of the period from (and including) November 24, 2020 to (but excluding) February 17, 2021.

Collective Action Clauses:

The Fiscal Agency Agreement and the Securities include collective action clauses.

Interest Payment Dates:

February 17 and August 17 of each year, commencing February 17, 2021 (each an "Interest Payment Date"), with interest accruing from November 24, 2020, provided such day is a Banking Day. There will be a short first coupon in respect of the period from (and including) November 24, 2020 to (but excluding) February 17, 2021. If any Interest Payment Date is not a Banking Day, payment shall be made on the immediately succeeding Banking Day without any interest or other payment as a result of the delay. Interest will be paid to the persons in whose names the Securities are registered at the close of business on the preceding February 3 and August 3 as the case may be (the "Record Date"). "Banking Day" means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close. Interest will be calculated on the basis of a 360-year of twelve 30-day months.

Redemption:

The Notes are redeemable by Italy under the mandatory redemption provisions or at Italy’s election.

Sinking Fund Provisions:

None.

Time of Delivery:

2 P.M., London time, on November 24, 2020 or as otherwise agreed by Italy and the Underwriters (the "Closing Date").

Names and addresses for Notices, etc.:

Barclays Bank PLC

5 North Colonnade

Canary Wharf

London, E14 4BB

England

Attention: Debt Syndicate

Tel: +44 (0) 20 7773 9098

Email: LeadManagedBondNotices@barclayscorp.com

BofA Securities Europe SA

51 rue la Boétie

75008 Paris

France

Attention: Syndicate Desk

Tel: +33(0) 1 8770 0000

Email: dcm_eea@bofa.com

Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10

60329 Frankfurt am Main

Germany

Tel: +49 (0)69 7532 1000

Email: ficc-ldn-nidesk@ny.email.gs.com

Selling Restrictions:

Designated Securities to be sold within the United States in circumstances under which Securities Act registration is required will be registered under such Act and accordingly such Act will not prohibit offers and sales in the United States or to or for the account of a U.S. person. Any such sales must be made in accordance with the provisions of the Securities Act, the Exchange Act and any applicable State Law.

Each of the Underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, has severally represented to and agreed that it and each such affiliate has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (as amended) with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate (i) is purchasing Designated Securities as principal and, in connection with the initial offering of the Designated Securities, has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except in compliance with the Financial Instruments and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan, and (ii) will cause any securities dealer to whom it sells Designated Securities to agree that it is purchasing such Designated Securities as principal and that it has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except as aforesaid).

The Designated Securities may not be offered, sold or delivered and neither the Prospectus nor any other document relating to the Designated Securities may be distributed or made available in Italy except (i) to “qualified investors” (investitori qualificati) as defined in Regulation (EU) 2017/1129 of June 14, 2017 (the “Prospectus Regulation”, as amended); or (ii) in any other circumstances which are exempted from the rules on public offerings as provided under the Prospectus Regulation, Legislative Decree No. 58 of February 24, 1998, as amended or CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the Designated Securities or distribution of copies of this prospectus supplement or any other documents relating to the Designated Securities in Italy must be, in any event, conducted in compliance with any Italian securities, tax, exchange control and any other applicable laws, including any requirements or limitations which may be imposed, from time to time, by CONSOB, the Bank of Italy or any other Italian competent authority.

Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate will not offer, sell or deliver any of the Designated Securities, directly or indirectly, or distribute the Prospectus and Prospectus Supplement or any other offering material relating to the Designated Securities in or from any jurisdiction except under circumstances that to the best knowledge and belief of such Underwriter or affiliate (as applicable) will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Italy except as set forth in the Underwriting Agreement.

Except for the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions as the Underwriters may designate pursuant to the Underwriting Agreement, each Underwriter severally agrees with Italy and the other Underwriters that it and its respective affiliates will obtain any consent, approval or authorization required by them for the subscription, offer or sale by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction outside the United States to which they are subject or in or from which they make such subscription, offer or sale of any of the Designated Securities.

The Designated Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Designated Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Listing:

Application has been made to list the Securities on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni).

Notification of U.S. Sales:

The Underwriters and Italy agree, within seven business days following the closing of the transaction contemplated hereby, to report by email or facsimile to Skadden, Arps, Slate, Meagher & Flom (UK) LLP (facsimile +44 20 7519 7070, attention Lorenzo A. Corte) the aggregate principal amount of Designated Securities sold by such Underwriters in the United States as part of their primary distribution.

SCHEDULE III

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-249472

FREE WRITING PROSPECTUS RULE 433

FINAL PRICING ANNOUNCEMENT

Issuer:

The Republic of Italy.

Securities Offered:

US$ 3,000,000,000 principal amount of 1.250% Notes due 2026 (the “Notes”).

Maturity Date:

February 17, 2026.

Spread to Treasury:

93.55 bps

Treasury Yield:

1.322%.

Benchmark Treasury:

UST 0.250% due October 2025.

Redemption Basis:

At par.

Initial Price to Public:

99.638% of the principal amount of the Notes.

Purchase Price by the Underwriters:

99.513% of the principal amount of the Notes.

Underwriting Commission:

0.125% of the principal amount of the Notes.

Interest Rate:

The Notes will bear interest from November 24, 2020 at the rate of 1.250% per annum, payable on February 17, 2021 and thereafter semi-annually in arrears.

There will be a short first coupon in respect of the period from (and including) November 24, 2020 to (but excluding) February 17, 2021.

Interest Payment Dates:

February 17 and August 17 of each year commencing February 17, 2021, unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the interest Payment Date shall be the immediately succeeding Banking Day without any interest or other payment as a result of the delay. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the preceding February 3 and August 3 as the case may be (the "Record Date"). Interest will be calculated on the basis of a 360-day year of twelve 30-day months. "Banking Day" means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close.

Listing:

Application has been made to list the Notes on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni).

Form and Settlement:

The Notes will be issued in the form of one or more global notes in fully registered form, in a minimum denomination of US$200,000 and integral multiples of US$1,000 in excess thereof, without coupons, which will be deposited on or about November 24, 2020 (the "Closing Date") with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company ("DTC"). Subject to certain exceptions, beneficial interests in the global notes will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC in the United States or through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream"), in Europe, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will in turn hold interests in the global notes as indirect participants in DTC. Subject to certain exceptions, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes under the Notes or the fiscal agency agreement governing the Notes. It is expected that delivery of the Notes will be made, against payment therefore in same-day funds, on or about November 24, 2020.

Stabilization

In connection with the offering, Goldman Sachs Bank Europe SE or any person acting for Goldman Sachs Bank Europe SE may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no obligation on Goldman Sachs Bank Europe SE or any of its agents, to do this. Such transactions may be effected on the Luxembourg Stock Exchange, EuroMOT (Mercato Telematico Eurobbligazioni), in the over-the-counter market or otherwise. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted in accordance with all applicable laws and rules.

Withholding Tax:

Principal of and interest on the Notes are payable by Italy without withholding or deduction for Italian withholding taxes subject to certain exceptions, including withholding taxes that may be imposed pursuant to the EU Directive on the taxation of savings income.

Redemption:

The Notes are redeemable by Italy under the mandatory redemption provisions or at Italy’s election.

Collective Action Clauses:

The Notes will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses. Under these provisions, Italy may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with (i) the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes; or (ii) a written resolution signed by or on behalf of holders of at least 66 2/3% of the aggregate principal amount of the outstanding Notes.

Governing Law:

The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

Underwriting:

The Underwriters named below, acting through their representatives, Barclays Bank PLC, BofA Securities Europe SA and Goldman Sachs Bank Europe SE, have jointly and severally agreed, subject to the terms and conditions set forth in the Form Underwriting Agreement filed as Exhibit B to the Registration Statement under Schedule B (333-234057) and incorporated by reference in the Registration Statement under Schedule B (333-249472), as amended by and adhered to by the Underwriters by means of a Pricing Agreement dated as of November 17, 2020 (as amended, the "Underwriting Agreement"), to purchase from Italy the principal amount of each series of the Notes set forth opposite their name below:

	Principal Amount
	of Notes
Underwriter	to be Purchased
Barclays Bank PLC	US$	935,000,000
BofA Securities Europe SA	US$	935,000,000
Goldman Sachs Bank Europe SE	US$	935,000,000
BNP Paribas	US$	15,000,000
Citigroup Global Markets Limited	US$	15,000,000
Crédit Agricole Corporate Investment Bank	US$	15,000,000
Deutsche Bank Aktiengesellschaft	US$	15,000,000
HSBC Bank plc	US$	15,000,000
Intesa Sanpaolo S.p.A.	US$	15,000,000
J.P. Morgan Securities plc	US$	15,000,000
Morgan Stanley & Co. International plc	US$	15,000,000
MPS Capital Services Banca per le Imprese S.p.A.	US$	15,000,000
NatWest Markets plc	US$	15,000,000
Nomura International plc	US$	15,000,000
Société Générale	US$	15,000,000
UniCredit S.p.A.	US$	15,000,000

Total	US$	3,000,000,0000

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

The Underwriters propose to offer the Notes at the public offering price. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

Certain of the Underwriters and their respective affiliates may have from time to time performed investment banking and/or commercial banking services for Italy in the ordinary course of business and may do so in the future. Citigroup Global Markets Limited is an affiliate of Citibank, N.A., which is acting as Fiscal Agent, Paying Agent and Registrar with regard to the Notes.

***

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus may be obtained from Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom, telephone +1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, BofA Securities Europe SA, 51 rue la Boétie, 75008 Paris, France, telephone +33(0) 1 8770 0000 or by emailing dcm_eea@bofa.com, or Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Germany, telephone +49 (0)69 7532 1000 or by emailing ficc-ldn-nidesk@ny.email.gs.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.